Exhibit 3.1

CERTIFICATE OF

AMENDMENT

TO

FOURTH AMENDED AND

RESTATED CERTIFICATE

OF INCORPORATION

OF

LEAP THERAPEUTICS, INC.

LEAP THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Leap Therapeutics, Inc.

SECOND: Article FOURTH of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended (the “Certificate of Incorporation”), is hereby amended by deleting the first paragraph thereof in its entirety and replacing it with the following two paragraphs:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is two hundred fifty million (250,000,000), consisting of (a) two hundred forty million (240,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), and (b) ten million (10,000,000) shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which one (1) share shall be designated special voting stock.

At 5:00 PM Eastern Time on June 20, 2023 (the “Effective Time”), each ten (10) shares of the Common Stock, issued and outstanding (or held in treasury) immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The reclassification, combination, conversion and change of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. No fractional shares will be issued, and stockholders otherwise entitled to receive fractional shares shall have no further interest as a stockholder with respect to such fractional shares. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our Common Stock on the Nasdaq Stock Market on the date on which the Effective Time occurs. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock after the Effective Time into which the shares of Old Common Stock have been reclassified, combined, converted and changed pursuant to this paragraph, until the same shall be surrendered to the Corporation. The Reverse

Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common Stock, as the case may be.  For clarity, there shall be no change to the number or classes of stock that the Corporation shall have authority to issue pursuant to, and in accordance with, the provisions of the immediately preceding paragraph as a result of or by virtue of the effectiveness or the implementation of the Reverse Stock Split.”

THIRD: The foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Except to the extent amended in the manner provided above in this Certificate of Amendment, the terms and provisions of the Certificate of Incorporation are hereby ratified and confirmed and remain in full force and effect.

FIFTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective as of 5:00 PM Eastern Time on June 20, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of June 20, 2023.

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
	Name:	Douglas E. Onsi
	Title:	President and Chief Executive Officer